Exhibit 1(b)

THIS DEED OF ACKNOWLEDGEMENT is made the 6th day of March 2008

BETWEEN:	TROPICAL RAIN NOMINEES PTY. LTD. (ACN 090 822 683) of C/- Collotype Labels 381 South Road Mile End South SA 5031 (“the Trustee”);

AND:	NIGEL ANDREW VINECOMBE of Lot 104 Swamp Road Oakbank in South Australia 5243 (“the Beneficiary”).

RECITALS

A.	On the date hereof:

(i)

the Trustee is the duly constituted trustee of the declaration of trust made on 4th February 2000 (“the Trust Deed”) by the Trustee and known by its constituent instrument as “THE VINECOMBE ABSOLUTELY ENTITLED TRUST” (“the Trust”); and

(ii)	the Beneficiary is the sole named beneficiary of the Trust.

B.	Pursuant to Clause 3 the Trust Deed, the Trustee holds and stands possessed of its entire right title and interest in the Corpus (hereinafter defined) of the Trust for the Beneficiary beneficially and absolutely.

C.	The Trustee desires to acknowledge and the Beneficiary desires to confirm that:

(i)	the Trustee does not have an unfettered power to deal with the Corpus of the Trust;

(ii)	the Beneficiary is the person with the ultimate decision making power in relation to the Corpus of the Trust; and

(iii)	any active step the Trustee is required to take in respect of the Corpus of the Trust can only be carried out in accordance with a direction given by the Beneficiary to the Trustee.

NOW THIS DEED WITNESSES as follows:

ACCURACY OF RECITALS

1.	The above Recitals are true and correct in every material particular and are deemed to form part of this Deed BUT any fact or matter referred to in those Recitals that is inconsistent with any term or provision hereafter appearing shall be read as subject to that term or provision.

INTERPRETATION

2.	In this Deed the following expressions have the meanings assigned to them respectively unless those meanings are repugnant to the context or subject matter:

2.1.	“the Beneficiary” means the said NIGEL ANDREW VINECOMBE; and the expression extends to and includes his successors and permitted assigns;

2.2.	“Corpus” means the MCC Securities and all other property comprising the corpus of the Trust held by the Trustee impressed with the trusts and powers provided in the Trust Deed including any additions, changes and accretions thereto; and the expression extends to and includes any part or parts thereof;

2.3.	“MCC Securities” means all right title and interest in any common stock issued to the Trustee in its capacity as Trustee of the Trust in MULTI-COLOR CORPORATION, a company incorporated in the state of Ohio in the United States of America, (registered company number 652876);

2.4.	“Person” includes:

2.4.1.	a partnership or firm;

2.4.2.	a corporation;

2.4.3.	any individual; and

2.4.4.	any of the foregoing acting in the capacity as trustee of a trust estate or settlement as the case may be;

2.5.	“the State” means the State of South Australia;

2.6.

“the Trust” means the declaration of trust made on 4th  February 2000 and known by its constituent instrument as “THE VINECOMBE ABSOLUTELY ENTITLED TRUST”; and the expression extends to and includes all variations and resettlements thereof from time to time;

2.7.	“the Trust Deed” means the constituent instrument relating to the Trust more particularly referred to in Recital A(i); and the expression extends to and includes all alterations variations modifications and additions made thereto from time to time in accordance with the provisions thereof;

2.8.	“the Trustee” means TROPICAL RAIN NOMINEES PTY. LTD. (ACN 090 822 683) in its capacity as trustee of the Trust; and the expression extends to and includes its administrators successors and permitted assigns in that capacity; and

2.9.	in this Deed:

2.9.1.	words in the singular include the plural and words in the plural include the singular and words of one gender denote the gender appropriate to the context or subject matter;

2.9.2.	the headings and sub-headings are for convenience and reference purposes only and are not intended to affect the interpretation of this Deed;

2.9.3.	the provisions of any Clause or Sub-clause that contains a subordinate Sub-clause shall be read distributively to that subordinate Sub-clause and that subordinate Sub-clause shall be construed accordingly;

2.9.4.	each provision hereof shall be construed and shall take effect according to the laws of the State and the respective rights liabilities and obligations of the parties shall be governed by the laws of the State; and

2.9.5.	each term and provision shall be construed and shall take effect independently of each other term and provision and no term or provision found by a court of competent jurisdiction to be void or voidable or unenforceable shall affect the validity or enforceability of any other term or provision.

TRUSTEE ACKNOWLEDGMENT

3.	The Trustee HEREBY ACKNOWLEDGES that:

3.1.	the exercise of:

3.1.1.	any right attaching to the Corpus of the Trust;

3.1.2.	any power of the Trustee under and pursuant to the Trust Deed in relation to the Corpus of the Trust will be exercised only in accordance with a direction request or statement concerning the Corpus given to the Trustee by the Beneficiary; and

3.2.	the limitation on the power of the Trustee expressed in Sub-clause 3.1 extends to all rights (if any) attaching to or in respect of the Corpus of the Trust including (without limitation) the right to:

3.2.1.	apply and invest;

3.2.2.	vote and exercise other rights and privileges;

3.2.3.	alienate, dispose or gift;

3.2.4.	vary or transpose;

3.2.5.	partition or sub-divide;

3.2.6.	secure borrowings or other undertakings;

3.2.7.	declare further trusts; and

3.2.8.	distribute

the Corpus.

BENEFICIARY CONFIRMATION

4.	The Beneficiary HEREBY CONFIRMS that the Trustee’s exercise of:

4.1.	any right attaching to the Corpus of the Trust; and

4.2.	any power of the trustee under and pursuant to the Trust Deed in relation to the Corpus of the Trust is only exercisable by the Trustee in accordance with a direction request or statement concerning the Corpus given by the Beneficiary to the Trustee.

SAVINGS

5.	Nothing contained in this Deed should be deemed to effect acknowledge evidence or record:

5.1.	a transfer of property to the Trustee or to a Person who takes as trustee;

5.2.	an instrument of settlement or declaration of trust;

5.3.	the creation of an interest in property subject to a trust;

5.4.	a conveyance of real property or of any estate or interest in real property or an instrument by which real property is conveyed;

5.5.	a transfer of the beneficial interest or a potential beneficial interest in property subject to a trust and in relation to property subject to a discretionary trust whether or not any consideration is given for that transaction;

5.6.	the surrender or renunciation of an interest in property subject to a trust; or

5.7.	the redemption, cancellation or extinguishment of an interest in property subject to a trust within the meaning of Sub-section 71(3)(a) of the Stamp Duties Act 1923 (SA) whether or not any consideration is given for the transaction.

COSTS

6.	All costs of and incidental to the giving of instructions for and the preparation execution and stamping of this Deed shall be borne by the Trustee in its capacity as trustee of the Trust.

IN WITNESS this Deed has been executed as a deed on the date first written.

EXECUTED by TROPICAL RAIN NOMINEES PTY. LTD. (ACN 090 822 683):

*Director / *Sole Director and Sole Secretary (*delete inapplicable)

Print name of *Director / *Sole Director and Sole Secretary (*delete inapplicable)

*Director/*Secretary (*delete inapplicable)

Print name of *Director/*Secretary
(*delete inapplicable)

SIGNED SEALED AND DELIVERED by the said NIGEL ANDREW VINECOMBE in the presence of:

Witness

Name of Witness

DEED OF ACKNOWLEDGMENT

for

“THE VINECOMBE ABSOLUTELY ENTITLED TRUST”

BETWEEN

TROPICAL RAIN NOMINEES PTY. LTD.

(ACN 090 822 683)

(“the Trustee”)

AND

NIGEL ANDREW VINECOMBE

(“the Beneficiary”)